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                                                                     Exhibit 3.1

                         CERTIFICATE OF INCORPORATION

                               THE LIMITED, INC.


     FIRST.  The name of the Corporation is:

                               THE LIMITED, INC.

     SECOND. The address of the registered office of the Corporation in the State of Delaware is 100 West Tenth Street in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH.

     Section 1. Capital Stock. The Corporation shall be authorized to issue two
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classes of stock to be designated, respectively, "Preferred Stock" and "Common
Stock"; the total number of shares which the Corporation shall have authority to issue is Fifty-five Million (55,000,000); the total number of shares of Preferred Stock shall be Five Million (5,000,000) and each such share shall have a par value of One Dollar ($1.00); and the total number of shares of Common Stock shall be Fifty Million (50,000,000) and each such share shall have a par value of Fifty Cents ($.50).

     Section 2. Preferred Stock.
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     2.1. Series and Limits of Variations between Series. Any unissued or
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treasury shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the
Board of Directors and each share of a series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth the designation, rights, privileges, restrictions, and conditions to be attached to the Preferred stock of such series and such other matters as may be required, and the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this Article applicable to all series of Preferred Stock), including, but not limited to, the following:
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          2.1.1   the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          2.1.2 the annual rate of dividends payable on shares of such series, the conditions upon which such dividends shall be payable and the date from which dividends shall be cumulative in the event the Board of Directors determines that dividends shall be cumulative;

          2.1.3 whether such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

          2.1.4 whether such series shall have conversion privileges and, if so, the terms and conditions of such conversion, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the Board of Directors shall determine;

          2.1.5 whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          2.1.6 whether such series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

          2.1.7 the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          2.1.8 any other relative rights, preferences and limitations of such series.

     Section 3.   Common Stock.
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     3.1.  Issuance and Consideration. Any unissued or treasury shares of the
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Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board of Directors.

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     3.2. Voting Rights. At every meeting of the stockholders every holder of
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Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in the name of such stockholder on the books of the Corporation, on each matter on which the Common Stock is entitled to vote.

     3.3. Dividends. Subject to the rights of holders of the Preferred Stock,
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the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock and the holders of the Preferred Stock shall not be entitled to participate in any such dividends (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock).

     3.4. Rights in Event of Dissolution. In the event of any dissolution,
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liquidation or winding up of the affairs of the Corporation, either voluntarily or involuntarily, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining assets of the Corporation to the exclusion of the Preferred Stock (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock). Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.4.

     Section 4. No Preemptive Rights. No holder of shares of this Corporation of
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any class shall be entitled, as such, as a matter of right, to subscribe for or purchase shares of any class now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the Corporation or to which there shall be attached or appertain any warrants or rights entitling the holders thereof to purchase or subscribe for shares.

     FIFTH.

     Section 1. Amendment of Bylaws by Directors. In furtherance and not in
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limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

     Section 2. Amendment of Bylaws by the Stockholders. The bylaws shall not be
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made, repealed, altered, amended or rescinded by the stockholders of the
Corporation except by the vote of the holders of not less than 75 percent of the outstanding shares of the

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Corporation entitled to vote thereon. Any amendment to the Certificate of
Incorporation which shall contravene any bylaw in existence on the record date of the stockholders meeting at which such amendment is to be voted upon by the stockholders shall require the vote of the holders of not less than 75 percent of the outstanding shares entitled to vote thereon.

     SIXTH

     Section 1.  Classified Board. Effective immediately upon the issuance of
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more than 1,000 shares of Common Stock of the Corporation, the Board of
Directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be divided into three classes, Class A, Class B, and Class C. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class A and if the fraction is two-thirds, one of the extra directors shall be a member of Class A and the other shall be a member of Class B. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class A shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1982, the directors first elected to Class B shall serve for a term ending on the date of the second annual meeting next following the end of the calendar year 1982, and the directors first elected to Class C shall serve for a term ending on the date of the third annual meeting next following the end of the calendar year 1982. Notwithstanding the foregoing formula provisions, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class under the formula provided in this Article immediately prior to such change, the following rules shall govern:

     (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal;

     (b) at each subsequent election of directors, even if the number of directors in the class whose term of office then expires is less than the number then allocated to that class under said formula, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number

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of directors in all classes then duly continuing in office does not exceed the then authorized number of directors of the Corporation;

     (c) at each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class under said formula, the Board of Directors shall designate one or more of the directorships then being elected as directors of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes under said formula;

     (d) in the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeded the number then allocated to that class under said formula, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class under said formula;

     (e) in the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the formula in this Article, as it applies to the number of directors authorized immediately following such increase; and

     (f) designation of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under the foregoing items (c), (d) and (e) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to said class under said formula.

Notwithstanding any of the foregoing provisions of this Article, each director shall serve until this successor is elected and qualified or until his death, resignation or removal.

     Section 2. Election by Holders of Preferred Stock. During any period when
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the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors, by reason of divided arrearages or other provisions giving them the right to do so, then and during such time as such right continues (i) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of

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such Preferred Stock or series; (ii) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; and (iii) whenever the holders of any such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

     Section 3. Ballots. Elections of directors at an annual or special meeting
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of stockholders need not be by written ballot unless the bylaws of the
Corporation shall provide otherwise.

     Section 4. Initial Directors. The directors of the Corporation shall
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initially be Leslie H. Wexner, One Limited Parkway, P.O. Box 16528, Columbus,
Ohio 43216, who shall initially be a Class A director and Robert H. Morosky, One Limited Parkway, P.O. Box 16528, Columbus, Ohio 43216, who shall initially be a Class B director.

     SEVENTH. After the issuance of more than 1,000 shares of Common Stock of the Corporation, no action shall be taken by the Stockholders except at an annual or special meeting of stockholders.

     EIGHTH. The affirmative vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon shall be required for the approval of any proposal that (1) the Corporation merge or consolidate with any other corporation or any affiliate of such other corporation if such other corporation and its affiliates singly or in the aggregate are directly or indirectly the beneficial owners of more than five percent of the outstanding shares of any class of stock of the Corporation entitled to vote in the election of directors (such other corporation and any affiliate thereof being herein referred to as a "Related Corporation"), or (2) the Corporation sell, lease or exchange all or substantially all of its assets or business to or with such Related Corporation, or (3) the Corporation issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any such Related Corporation or securities issued by any such Related Corporation or in a merger of any affiliate of the Corporation with or into any such Related Corporation, or (4) the Corporation dissolve, and to effect such transaction the approval of stockholders of the Corporation is required by law or by any agreement between the Corporation and any national securities exchange; provided, however, that the foregoing clauses (1), (2), (3) and (4) shall not apply (i) to any such

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merger, consolidation, sale, lease, or exchange, or issuance or delivery of assets or other securities which was approved by resolution of the Board of Directors of the Corporation prior to the acquisition of the beneficial ownership of more than five percent of such transaction solely between the Corporation and another corporation 50 percent or more of the voting power of which is owned by the Corporation provided that the Certificate of Incorporation of the surviving corporation contains provisions substantially similar to those provided in Articles FIFTH, SIXTH, Section 1, SEVENTH, EIGHTH, NINTH, TENTH, and ELEVENTH, (iii) to any transaction between this Corporation and either (a) any stockholder who owned in excess of 10 percent of the Common Stock of the Corporation immediately after the merger of Limited Interim, Ohio, Inc., an Ohio corporation, into The Limited Stores, Inc. an Ohio corporation or (b) any affiliate from time to time organized, established, or incorporated of a stockholder referred to in (iii) (a) above. For the purposes hereof, an "affiliate" is any person (including a corporation, partnership, association, trust, business entity, estate or individual) who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and in computing the percentage of outstanding Common Stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal. The stockholder vote, if any, required for mergers, consolidations, sales, leases, or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article, shall be such as may be required by applicable law.

     NINTH. The Board of Directors of the Corporation, when evaluating any offer of another party to (1) make a tender or exchange offer for any equity security of the Corporation, (2) merge or consolidate the Corporation with another corporation, or (3) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

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     TENTH. Any director may be removed at any annual or special stockholders'
meeting upon the affirmative vote of the holders of not less than 75 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him, delivered to him personally or by mail at his last known address at least 10 days prior to the date of the stockholders' meeting; provided further, that directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors.

     ELEVENTH.

     Section 1. Amendment of Certain Articles. The provisions set forth in this
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Article ELEVENTH and in Article FIFTH (dealing with the amendment of bylaws),
SIXTH, Section 1 (dealing with the classified Board), SEVENTH (dealing with the prohibition against stockholder action without meetings), EIGHTH (dealing with the 75 percent vote of stockholders required for certain reorganizations), NINTH (dealing with certain matters to be considered by the Board in evaluating certain offers), and TENTH (dealing with the removal of any director) may not be amended, altered, changed, or repealed in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon.


     Section 2. Amendments Generally. Subject to the provisions of Section 1 of
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this Article ELEVENTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred on stockholders herein are granted subject to this reservation.


     TWELFTH. The name and mailing address of the incorporator of the Corporation are:

                     Name                                   Address
                     ----                                   -------

               Robert H. Morosky                       One Limited Parkway
                                                       P.O. Box 16528
                                                       Columbus, Ohio 43216

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     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the Delaware General Corporation Law, does make and file this Certificate hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 8th day of March, 1982.

                                            /s/ Robert H. Morosky
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                                            Robert H. Morosky

STATE OF OHIO
COUNTY OF FRANKLIN, SS:

     Be it remembered that on this 8th day of March, 1982, personally came before me, the subscriber, a Notary Public for the State and County aforesaid, Robert H. Morosky, known to me personally to be such person, and acknowledged the said Certificate of Incorporation to be his act and deed and that the facts therein stated are truly set forth.

     Given under my hand and seal of office the day and year aforesaid.

                                            /s/ James S. Graham
                                            ---------------------------------
                                            Notary Public

                                                      JAMES S. GRAHAM
0594B                                      NOTARY PUBLIC, FRANKLIN COUNTY, OHIO
3/4/82                                   MY COMMISSION EXPIRES DECEMBER 26, 1982

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